Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2015 Financial Results

Company Reports Second Quarter Earnings from Continuing Operations of $0.48 per Diluted Share

OWINGS MILLS, Md., August 5, 2015 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the second quarter ended June 30, 2015.

“We are pleased with our solid results in the second quarter which were in-line with our revenue and earnings expectations,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “We continued to make progress on our strategic initiatives within each of our key areas of focus, while also maintaining a strong financial discipline across our business. We believe that these efforts will help grow and improve Take Shape for Life, optimize Medifast Direct, and further our product and program innovation to position Medifast for success in 2015 and beyond.”

Second Quarter 2015 Results

Results from Continuing Operations

Income from continuing operations was $5.8 million, or $0.48 per diluted share, compared to $6.6 million, or $0.50 per diluted share, for the second quarter of 2014. Income from continuing operations excluding extraordinary legal and advisory expenses resulting from recent 13D filings would have been $6.0 million, or $0.50 per diluted share.

For the second quarter, Medifast net revenue from continuing operations decreased 3% to $72.2 million from net revenue of $74.7 million in the second quarter of 2014.

Revenue in the direct sales channel, Take Shape for Life, decreased 3% to $52.3 million in the second quarter of 2015 compared to $54.0 million in the same period last year, a sequential improvement in the quarterly rate of decline compared to the same period last year. The total number of active earning Health Coaches in the second quarter was 11,800 as compared to 12,400 in the second quarter of 2014. The average revenue per active earning Health Coach for the quarter was $4,423 as compared to $4,347 in second quarter of 2014.

The Company's Medifast Direct channel revenue decreased 10% to $13.7 million, compared to $15.2 million in the second quarter of 2014. This marks the fourth consecutive quarterly improvement in the rate of decline and results were in-line with the Company’s expectations as it continued to focus on efficiently managing marketing investments.

Revenue in the Franchise Medifast Weight Control Centers channel increased 22% to $4.7 million from $3.8 million in the second quarter of last year. The increase in revenue was driven by the conversion of corporate centers to franchise centers, partially offset by franchise center closures as well as a decrease in sales of franchise centers open greater than one year. There were 62 franchise centers in operation at the end of second quarter 2015 compared to 73 centers at the end of the same period last year.

In the second quarter, the Wholesale channel revenue decreased to $1.5 million, compared to $1.7 million in the same period last year. This decrease was fueled by the loss of a few large accounts resulting from Medifast enforcement of business partner compliance requirements.

Gross profit for the second quarter of 2015 was $53.2 million, compared to $55.6 million in the second quarter of 2014. The Company's gross profit as a percentage of net revenue decreased to 73.7% from 74.4% in the second quarter of 2014. The decrease from the prior year period was primarily the result of an increase in certain raw ingredient costs, higher manufacturing variances due to reduced volumes and an increase in obsolescence for a single product due to expiration dates. These cost increases were partially offset by price increases initiated at the end of the first quarter.

Selling, general and administrative expenses (“SG&A”) decreased $1.2 million to $44.5 million compared to $45.7 million in the second quarter of 2014. As a percentage of net revenue, SG&A expense was 61.7% versus 61.2% in the second quarter of 2014. SG&A expenses as a percent of net revenue, excluding the aforementioned items related to the 13D filings in the second quarter of 2015, was 61.3%.

Sales and marketing expense decreased $0.8 million in the second quarter of 2015 compared to the second quarter of 2014, primarily driven by a reduced advertising spend, partially offset by a new Take Shape For Life convention incentive earned in the quarter. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

The second quarter 2015 effective tax rate was 33.8% compared to 34.4% in the second quarter of 2014. This decrease was due to an increase in permanent differences, primarily driven by higher tax exempt interest income which was partially offset by an increase in state income taxes.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model by selling 41 centers to existing franchise partners (24 centers were sold in June 2014 and the remaining 17 centers were sold in December 2014) and closing the remaining 34 corporate centers. For the second quarter of 2015, corporate-owned Medifast Weight Control Centers had income from discontinued operations, net of tax, of $0.4 million.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $88.2 million and working capital of approximately $63.3 million as of June 30, 2015.  Cash, cash equivalents, and investment securities increased $12.4 million to $65.0 million compared to $52.6 million at December 31, 2014. The Company remains free of interest bearing debt.

The Company has authorization to repurchase a total of 1.1 million shares.

Outlook

The Company expects third quarter 2015 net revenue from continuing operations to be in the range of approximately $65.0 to $68.0 million and earnings per diluted share from continuing operations in the range of $0.40 - $0.43 per diluted share.

For fiscal year 2015, the Company updated guidance of revenue from continuing operations to be in the range of $270.0 - $280.0 million and earnings per diluted share from continuing operations in the range of $1.70 to $1.80 per diluted share. The fiscal year 2015 guidance assumes a 34% to 35% effective tax rate.

Fiscal year guidance excludes expenses resulting from 13D filings.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on August 5, 2015. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through August 19, 2015. In addition, listeners may dial (877) 870-4263.

A telephonic playback will be available from 7:30 p.m. ET, August 5, 2015, through August 19, 2015. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10069924.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$37,145,000	$24,459,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $426,000 and $354,000	1,991,000	1,650,000
Inventory	12,424,000	15,735,000
Investment securities	27,894,000	28,185,000
Income taxes, prepaid	1,030,000	5,099,000
Prepaid expenses and other current assets	3,087,000	2,875,000
Deferred tax assets	2,556,000	3,727,000
Current assets of discontinued operations	7,000	184,000
Total current assets	86,134,000	81,914,000

Property, plant and equipment - net	31,068,000	33,477,000
Other assets	162,000	497,000
Long-term assets of discontinued operations	19,000	22,000

TOTAL ASSETS	$117,383,000	$115,910,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,258,000	$21,854,000
Current maturities of capital leases	237,000	232,000
Current liabilities of discontinued operations	1,318,000	4,858,000
Total current liabilities	22,813,000	26,944,000

Other liabilities:
Capital leases, net of current portion	122,000	242,000
Deferred tax liabilities	5,261,000	5,492,000
Long-term liabilities of discontinued operations	989,000	2,756,000
Total liabilities	29,185,000	35,434,000

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000,000 shares authorized;
12,393,318 and 12,365,690 issued
12,023,235 and 12,075,764 issued and outstanding	12,000	12,000
Additional paid-in capital	1,571,000	1,132,000
Accumulated other comprehensive income	347,000	435,000
Retained earnings	89,589,000	78,897,000
Less: cost of 103,130 and 0 shares of common stock in treasury	(3,321,000)	-
Total stockholders' equity	88,198,000	80,476,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$117,383,000	$115,910,000

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$72,161,000	$74,732,000	$145,525,000	$153,965,000
Cost of sales	18,994,000	19,158,000	38,588,000	40,467,000
Gross Profit	53,167,000	55,574,000	106,937,000	113,498,000

Selling, general, and administrative	44,504,000	45,713,000	91,762,000	94,026,000

Income from operations	8,663,000	9,861,000	15,175,000	19,472,000

Other income
Interest and dividend income, net	164,000	170,000	296,000	305,000
Other income	1,000	63,000	149,000	247,000
	165,000	233,000	445,000	552,000

Income from continuing operations before income taxes	8,828,000	10,094,000	15,620,000	20,024,000
Provision for income taxes	2,981,000	3,475,000	5,357,000	6,860,000

Income from continuing operations	5,847,000	6,619,000	10,263,000	13,164,000
Income (loss) from discontinued operations, net of tax	401,000	(899,000)	429,000	(1,477,000)
Net income	$6,248,000	$5,720,000	$10,692,000	$11,687,000

Basic earnings per share
Earnings per share from continuing operations	$0.48	$0.50	$0.85	$0.99
Earnings (Loss) per share from discontinued operations	$0.03	$(0.06)	$0.03	$(0.10)
Earnings per share	$0.51	$0.44	$0.88	$0.89

Diluted earnings per share
Earnings per share from continuing operations	$0.48	$0.50	$0.84	$1.00
Earnings (Loss) per share from discontinued operations	$0.03	$(0.06)	$0.04	$(0.11)
Earnings per share	$0.51	$0.44	$0.88	$0.89

Weighted average shares outstanding -
Basic	12,069,150	13,050,346	12,085,221	13,111,348
Diluted	12,159,286	13,149,414	12,175,985	13,200,207